                                                                    EXHIBIT 99.1

                           SPEEDWAY MOTORSPORTS, INC.
                                  RISK FACTORS

         You should carefully consider and evaluate all of the risk factors set forth below in the context of any forward-looking statement, either oral or written, made from time to time by Speedway Motorsports, Inc. ("SMI") and its subsidiaries, officers or directors.

         The annual, quarterly and current reports and proxy statements we file with the Securities and Exchange Commission ("SEC") and the documents we incorporate by reference in such reports and statements as well as the press releases we issue from time to time and the oral and written statements of our officers and directors made from time to time may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify a forward-looking statement by our use of the words "anticipate," "estimate," "expect," "intend," "plan," "may," "believe," "objective," "projection," "forecast," "goal," and similar expressions. These forward-looking statements may include, among other things, our statements regarding the timing of future events, our anticipated future operations, financial position or cash requirements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. We disclose important factors that could cause our actual results to differ from our expectations in cautionary statements made in filings we have made with the SEC. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Our actual results could differ materially from those anticipated in any such forward-looking statements as a result of the risk factors described in these reports, other factors set forth in or incorporated by reference in these reports and as set forth below.

         Many of these factors are beyond our ability to control or predict. We caution you not to put undue reliance on forward-looking statements or to project any future results based on such statements or on present or prior earnings levels or financial condition. Some of the factors that could cause the actual results to differ materially are set forth below. Additional information concerning these or other factors that could cause the actual results to differ materially from those in the forward-looking statements is contained from time to time in our other SEC filings. Copies of those filings are available from us, through our website as well as by direct inquiry, and from the SEC.

BAD WEATHER ADVERSELY AFFECTS THE PROFITABILITY OF OUR MOTORSPORTS EVENTS.

         We sponsor and promote outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although we sell tickets well in advance of our events, poor weather conditions can have an effect on our results of operations.




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CONSUMER AND CORPORATE SPENDING CAN SIGNIFICANTLY IMPACT OPERATING RESULTS.

         Many factors related to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation, can significantly impact our operating results. Many factors related to corporate spending such as general economic and other business conditions, including consumer spending, interest and tax rates, and inflation, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, suite rentals, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the financial results of present and potential sponsors of our facilities and events and of the industry. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, and thereby possibly impacting our operating results and growth.

FAILURE TO AWARD A NASCAR EVENT OR A DETERIORATION IN OUR RELATIONSHIP WITH NASCAR COULD ADVERSELY AFFECT OUR PROFITABILITY.

         Our success has been and will remain dependent to a significant extent upon maintaining a good working relationship with the organizations that sanction the races we promote at our facilities, particularly the National Association for Stock Car Auto Racing, Inc. ("NASCAR"), the sanctioning body for Winston Cup, Busch Grand National and Craftsman Truck races. We currently sponsor ten Winston Cup races and seven Busch Grand National races. In 2002, we derived approximately 79% of our total revenues from events sanctioned by NASCAR. Each NASCAR event is awarded on an annual basis. We believe that NASCAR is obligated to award each year the number of race dates previously awarded to SMI in prior years. NASCAR has stated that it disagrees with our position; however; we believe that our relationship with NASCAR is good. Failure to award a NASCAR event would have a material adverse effect on our financial condition and results of operations. Our strategy has included growth through the addition of motorsports facilities. We cannot assure you that we will continue to obtain NASCAR racing events at our facilities. Failure to obtain NASCAR events for any such future additional motorsports facility could adversely affect us.

     In February 2002, a SMI stockholder filed a suit against NASCAR and International Speedway Corporation ("ISC") alleging, among other things, that NASCAR and ISC unlawfully refused to award our Texas Motor Speedway subsidiary ("TMS") a NASCAR Winston Cup race date. We have not asserted any claim in this matter. We are unable to predict what effect, if any, this lawsuit will have on us or our relationship with NASCAR. If this matter adversely affects our relationship with NASCAR, our financial condition and results of operations may be adversely affected.


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NATIONAL OR LOCAL CATASTROPHES COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR
OPERATING RESULTS.

         The national security incidents of September 11, 2001 have raised numerous challenging operating factors including public concerns regarding air travel, military actions, and additional national or local catastrophic incidents. These factors have adversely affected, and may continue to, adversely affect consumer and corporate spending sentiment. Should difficulties, restrictions or public concerns regarding air travel or military-related actions continue or increase, or if additional national or local terrorist, catastrophic or other incidents occur, there can be no assurance that consumer and corporate spending will not be adversely impacted, thereby possibly impacting our operating results and growth.

COSTS ASSOCIATED WITH AND ABILITY TO OBTAIN ADEQUATE INSURANCE COULD ADVERSELY AFFECT OUR PROFITABILITY AND FINANCIAL CONDITION.

         Heightened concerns and challenges regarding property, casualty, liability, business interruption, and other insurance coverage have resulted after the national incidents on September 11, 2001. We have experienced increased difficulty obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism. We have a material investment in property and equipment at each of our six speedway facilities, which are generally located near highly populated cities and which hold motorsports events typically attended by large numbers of fans. At December 31, 2002, we had net property and equipment of approximately $857.1 million. These operational, geographical and situational factors, among others, have resulted in, and may continue to result in, significant increases in insurance premium costs. We cannot assure you that future increases in such insurance costs will not adversely impact our profitability, thereby possibly impacting our operating results and growth.

         In addition, while management attempts to obtain and believes it presently has reasonable limits of property, casualty, liability, and business interruption insurance in force, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that such coverage would be adequate should a catastrophic event occur at or near any of our speedway facilities, or that our insurers would have adequate financial resources to sufficiently or fully pay our related claims or damages. Once our present coverage expires, we cannot guarantee that adequate coverage limits will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of such an incident affecting any of our speedway facilities could have a material adverse effect on our financial position and future results of operations if asset damage and/or company liability was to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay our related claims or damages. The occurrence of additional national incidents, in particular incidents at sporting event, entertainment or other public venues, may significantly impair our ability to obtain such insurance coverage in the future.


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POSTPONEMENT AND/OR CANCELLATION OF MAJOR MOTORSPORTS EVENTS COULD ADVERSELY
AFFECT US.

     If an event scheduled for one of our facilities is postponed because of weather or other reasons such as, for example, the general postponement of all major sporting events in this country following the September 11, 2001 terrorism attacks, we could incur increased expenses associated with conducting the rescheduled event, as well as possible decreased revenues from tickets, food, drinks and merchandise at the rescheduled event. If such an event is cancelled, we would incur the expenses associated with preparing to conduct the event as well as losing the revenues associated with the event, including live broadcast revenues, to the extent such losses were not covered by insurance.

     If a cancelled event is part of the NASCAR Winston Cup Series or NASCAR Busch Grand National Series, the amount of money we receive from television revenues for all of our NASCAR-sanctioned events in the series that experienced the cancellation could be reduced. This would occur if, as a result of the cancellation, and without regard to whether the cancelled event was scheduled for one or our facilities, NASCAR experienced a reduction in television revenues greater than the amount scheduled to be paid to the promoter of the cancelled event.

HIGH COMPETITION IN THE MOTORSPORTS INDUSTRY COULD HINDER OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE INDUSTRY.

     Motorsports promotion is a competitive industry. We compete in regional and national markets to sponsor events, especially NASCAR-sanctioned events. We believe that our principal competitors are other motorsports promoters of Winston Cup or equivalent events. Certain of our competitors have resources that exceed ours. NASCAR is owned by Bill France, Jr. and the France family, who also control ISC. ISC presently holds licenses to sponsor eighteen Winston Cup races. The France family is part owner of another track that hosts two NASCAR Winston Cup events. We are the leading motorsports promoter in the local and regional markets served at Atlanta, Bristol, Lowe's ("LMS"), Las Vegas and Texas Motor Speedways and Infineon Raceway ("IR"), and compete regionally and nationally with ISC and other NASCAR related speedways to sponsor NASCAR events, especially Winston Cup events, and, to a lesser extent, with other speedway owners to sponsor Championship Auto Racing Teams ("CART"), Indy Racing League ("IRL"), and National Hot Rod Association ("NHRA") sanctioned events. To a lesser degree, we compete for spectator interest with all forms of professional and amateur spring, summer, and fall sports conducted in and near Atlanta, Bristol, Charlotte, Las Vegas, Fort Worth, and Sonoma, many of which have resources that exceed ours, and with a wide range of other available entertainment and recreational activities. We cannot assure you that we will maintain or improve our position in light of such competition.

GOVERNMENT REGULATION OF CERTAIN MOTORSPORTS SPONSORS COULD NEGATIVELY IMPACT THE AVAILABILITY OF PROMOTION, SPONSORSHIP AND ADVERTISING REVENUE FOR US.

     The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. Government regulation


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can adversely impact the availability to motorsports of its promotion, sponsorship and advertising revenue. Advertising of the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors of our events. In addition, certain of our sponsorship contracts are terminable upon the implementation of adverse regulations.

We cannot assure you that:

     o   the tobacco industry will continue to sponsor motorsports events;

     o   suitable alternative sponsors could be located; or

     o NASCAR will continue to sanction individual racing events sponsored by the tobacco industry at any of our facilities.

     Advertising and sponsorship revenue from the tobacco industry accounted for approximately 1% of our total revenues in fiscal 2002. In addition, the tobacco industry provides financial support to the motorsports industry through, among other things, its purchase of advertising time and its sponsorship of racing teams and racing series such as NASCAR's Winston Cup series.

THE LOSS OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS AND GROWTH.

     Our success depends to a great extent upon the availability and performance of our senior management, particularly O. Bruton Smith, our Chairman and Chief Executive Officer, and H.A. "Humpy" Wheeler, our President and Chief Operating Officer, who have managed SMI as a team for over 25 years. Their experience within the industry, especially their working relationship with NASCAR, will continue to be of considerable importance to us. The loss of any of our key personnel or our inability to attract and retain key employees in the future could have a material adverse effect on our operations and business plans.

COSTS ASSOCIATED WITH CAPITAL IMPROVEMENTS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     Significant growth in our revenues depends, in large part, on consistent investment in facilities. Therefore, we expect to continue to make substantial capital improvements in our facilities to meet long-term increasing demand, to increase spectator entertainment value, and to increase revenue. We frequently have a number of significant capital projects underway. Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various capital improvements at our facilities, including:

     o   undetected soil or land conditions;

     o   additional land acquisition costs;

     o   increases in the cost of construction materials and labor;

     o   unforeseen changes in design;

     o litigation, accidents or natural disasters affecting the construction site; and

     o   national or regional economic changes.


     In addition, actual costs could vary materially from our estimates if those factors and our assumptions about the quality of materials or workmanship required or the cost of financing such construction were to change. Construction is also subject to state and local permitting processes, which if changed, could materially affect the ultimate cost.

CLOSENESS OR COMPETITIVENESS OF NASCAR WINSTON CUP SERIES CHAMPIONSHIP POINTS RACE CAN SIGNIFICANTLY IMPACT OPERATING RESULTS.

     The closeness or competitiveness of the championship points race of the NASCAR-sanctioned Winston Cup Series in any particular racing season can significantly impact our operating results. These factors can affect attendance at the Winston Cup racing events, as well as other events surrounding the weekends such Winston Cup races are promoted, at our speedways. There can be no assurance that attendance will not be adversely impacted by the lack of a close or competitive championship points race in any particular season, thereby possibly impacting our operations and growth.

OUR REVENUES DEPEND ON THE PROMOTIONAL SUCCESS OF OUR MARKETING CAMPAIGNS.

     Similar to many companies, we spend significant amounts on advertising, promotional and other marketing campaigns for our speedways and other business activities. Such marketing activities include, among others, promotion of ticket sales, luxury suite rentals, hospitality and other services for our speedway events and facilities, and advertising associated with our wholesale and retail distribution of racing and other sports related souvenir merchandise and apparel, metal-energizer products, and Legends Car activities. There can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenues or profits.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR OPERATIONS OR OUR ABILITY TO PAY DIVIDENDS.

     As of December 31, 2002, we had total outstanding long-term debt of approximately $342.2 million. Our indebtedness and the terms of the instruments governing such indebtedness could have significant consequences such as:

     o increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to fund future working capital, capital expenditures costs and other general corporate requirements;

     o requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;



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


     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o placing us at a competitive disadvantage compared to our competitors that have less debt; and

     o limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or engage in various transactions that might otherwise be beneficial to us, or our ability to pay dividends at the current rate or at all.

     While we believe that cash flow from our operations will be sufficient to fund payments required to service our outstanding debt, there can be no assurance that we will always be able to meet such debt service obligations. Should we pursue further development and/or acquisition opportunities, the timing, size and success, as well as associated potential capital commitments of which are unknown at this time, we may need to raise additional capital through debt and/or equity financings. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms. Any such failure to service our debt or inability to obtain further financing could have a negative effect on our business and operations.

     Our long-term, senior, secured bank Credit Facility contains more extensive and restrictive covenants and restrictions than the indentures governing our 8 1/2% Senior Subordinated Notes due 2007. The Credit Facility requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility. If there is an event of default under the Credit Facility, the lenders could elect to declare all amounts outstanding, including accrued interest or other obligations, immediately due and payable. If we were unable to repay those amounts, such lenders could proceed against the collateral, if any, granted to them to secure that indebtedness, which includes a pledge of our operating subsidiaries' equity ownership interests. The Credit Facility and the Senior Subordinated Notes indentures contain cross-default provisions.

OUR CHAIRMAN OWNS A MAJORITY OF SMI'S COMMON STOCK AND WILL CONTROL ANY MATTER SUBMITTED TO A VOTE OF OUR STOCKHOLDERS.

     As of March 11, 2003, Mr. O. Bruton Smith, our Chairman and Chief Executive Officer, owned, directly and indirectly, approximately 64.4% of the undiluted outstanding shares of our common stock. As a result, Mr. Smith will continue to control the outcome of substantially all issues submitted to our stockholders, including the election of all of our directors. Mr. Smith's voting control may discourage certain types of transactions involving an actual or potential change in control of SMI, including transactions in which the holders of our common stock might receive a premium for their shares over prevailing market prices.


                                        7


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LIABILITY FOR PERSONAL INJURIES AND PRODUCT LIABILITY CLAIMS COULD SIGNIFICANTLY
AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Motorsports can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect us from material financial loss due to liability for personal injuries sustained by persons on our premises in the ordinary course of business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances.

     On May 1, 1999, during the running of an IRL Series racing event at LMS, an on-track accident occurred that caused race debris to enter the spectator seating area. On February 13, 2001, the parents of Haley A. McGee filed a personal injury action related to this accident against SMI, LMS and IRL in the Superior Court of Mecklenburg County, North Carolina. This lawsuit seeks unspecified damages and punitive damages related to the injuries of their daughter, as well as the medical expenses incurred and wages lost by her parents. On April 23, 2001, we filed our answer in this action. The parties are presently engaged in discovery. We intend to defend ourselves and to deny the allegations of negligence as well as related claims for punitive damages. On April 24, 2002, Rodney Pyatte filed a personal injury action related to this accident against SMI, LMS and IRL in the Superior Court of Mecklenburg County, North Carolina. This lawsuit seeks unspecified damages and punitive damages related to the injuries of Rodney Pyatte, as well as the medical expenses incurred and wages lost. On June 24, 2002, we filed our answer in this action. The parties are presently engaged in discovery. We intend to defend ourselves and to deny the allegations of negligence as well as related claims for punitive damages.

     On May 20, 2000, near the end of a NASCAR-sanctioned event hosted at LMS, a portion of a pedestrian bridge leading from its track facility to a parking area failed. In excess of 100 people were injured to varying degrees. Preliminary investigations indicate the failure resulted from excessive interior corrosion resulting from improperly manufactured bridge components. Tindall Corporation designed, manufactured and constructed the portion of the pedestrian bridge that failed. Tindall contends that a product that Tindall purchased from Anti-Hydro International, Inc. and that Tindall incorporated into the bridge caused the corrosion. To date, individuals claiming injuries from the bridge failure on May 20, 2000, filed 40 separate lawsuits. Generally, the plaintiffs filed these negligence and wrongful death lawsuits against SMI, LMS, Tindall Corporation and Anti-Hydro International, Inc. seeking unspecified compensatory and punitive damages. Eight of these lawsuits were settled on or about August 29, 2002, and three lawsuits were settled in December of 2002 and January of 2003, with the claims being dismissed as to all defendants, including SMI and LMS. Management does not expect these settlements to have a material adverse effect on our financial position or future results of operations. Discovery is proceeding in the remaining cases. All of the state court lawsuits were consolidated before one judge and are pending in Mecklenburg County, North Carolina. The federal lawsuits are progressing under the same discovery plan that the parties are following in the consolidated state court lawsuit. We are vigorously defending ourselves and deny the allegations of negligence as


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well as the related claims for punitive damages. Additional lawsuits involving this incident may be filed in the future.

     We also may be subject to product liability claims, for which we are self-insured, with respect to the manufacture and sale of Legends Cars and Oil-Chem products. Our financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

CHANGES IN INCOME TAX LAWS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     At December 31, 2002, net deferred tax liabilities totaled $122.6 million, including deferred tax assets of $35.0 million. These net deferred tax liabilities will likely reverse in future years and could negatively impact cash flows from operations in the years in which reversal occurs. Management believes realization of the deferred tax assets is more likely than not and no valuation allowance has been recorded. However, changes in tax laws, assumptions or estimates used in the accounting for income taxes, if significantly negative or unfavorable, could have a material adverse effect on amounts or timing of realization or settlement. Such effects could result in a material acceleration of income taxes currently payable or valuation charges for realization uncertainties, which could have a material adverse effect on our financial condition or future results of operations.

ENVIRONMENTAL REGULATION COMPLIANCE COSTS AND LAND USE LAWS MAY NEGATIVELY IMPACT OUR PROFITABILITY AND GROWTH.

     Solid waste landfilling has occurred on and around the property at LMS for many years. Landfilling of general categories of municipal solid waste on the LMS property ceased in 1992. However, there is one landfill currently operating at LMS that is permitted to receive inert debris and waste from land clearing activities ("LCID landfill"), and one LCID landfill that was closed in 1999. Two other LCID landfills on the LMS property were closed in 1994. LMS intends to allow similar LCID landfills to be operated on the LMS property in the future. Prior to 1999, LMS leased certain property to Allied Waste Industries, Inc. ("Allied") for use as a construction and demolition debris landfill (a "C&D landfill"), which received solid waste resulting solely from construction, remodeling, repair or demolition operations on pavement, buildings or other structures, but which could not receive inert debris, land-clearing debris or yard debris. The LMS C&D landfill is now closed. In addition, Allied owns and operates an active solid waste landfill adjacent to LMS. We believe that the active solid waste landfill was constructed in such a manner as to minimize the risk of contamination to surrounding property.

     Portions of the inactive solid waste landfill areas on the LMS property are subject to a groundwater monitoring program and data is submitted to the North Carolina Department of Environment and Natural Resources ("DENR"). DENR has noted that data from certain groundwater sampling events have indicated levels of certain regulated compounds that exceed acceptable trigger levels and organic compounds that exceed regulatory groundwater standards. DENR has not acted to require any remedial action by us at this time with respect to this


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situation. In the future, DENR could possibly require us to take certain actions with respect to this situation that could result in material costs being incurred by us.

     We believe that our operations, including the landfills on our property, are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused by the conduct of our business or by pollutants used, generated or disposed of by us, or which may be found on our property, we may be held liable for such damage and may be required to pay the cost of investigation or remediation, or both, of such contamination or damage. The amount of such liability, as to which we are self-insured, could be material. State and local laws relating to the protection of the environment also can include noise abatement laws that may be applicable to our racing events. Changes in federal, state or local laws, regulations or requirements, or the discovery of previously unknown conditions, could require additional expenditures by us.

     Our development of new motorsports facilities (and, to a lesser extent, the expansion of existing facilities) requires compliance with applicable federal, state and local land use planning, zoning and environmental regulations. Regulations governing the use and development of real estate may prevent us from acquiring or developing prime locations for motorsports facilities, substantially delay or complicate the process of improving existing facilities, and/or increase the costs of any of such activities. For instance, private litigants have filed a suit against Sonoma County, California seeking to alter or revoke the county's permits granted to IR for IR's planned renovation and expansion on alleged environmental issues. If the plaintiffs are successful, our planned expansion at IR may be adversely impacted, which may have an adverse impact on our ability to grow revenues at IR.

POTENTIAL ADVERSE MARKET PRICE EFFECT OF ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE.

     The market price for our common stock could be adversely affected by the availability for public sale of up to 31,572,000 shares held or issuable on March 11, 2003, including:

NUMBER OF
SHARES OF
COMMON STOCK               MANNER OF HOLDING AND/OR ISSUANCE
------------               -----------------------------------------------------
29,000,000                 Shares which are "restricted securities" as defined
                           in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may be resold in compliance with Rule 144. These shares include those held by Mr. Smith, our Chairman and Chief Executive
                           Officer.

1,988,000                  Issuable on exercise of options granted under the
                           Speedway Motorsports, Inc. 1994 Stock Option Plan.
                           All such shares are either registered for resale under the Securities Act or may be resold in compliance with Rule 144.


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

234,000 Issuable on exercise of purchase rights granted under the Speedway Motorsports, Inc. Employee Stock Purchase Plan. All such shares are registered for resale under the Securities Act.

350,000 Issuable on exercise of purchase rights granted under the Speedway Motorsports, Inc. Formula Stock Option Plan. All such shares are registered for resale under the Securities Act.

SEASONALITY OF OUR MOTORSPORTS OPERATIONS ADVERSELY AFFECTS OUR THIRD QUARTER REVENUES.

     We have derived a substantial portion of our total revenues from admissions and event related revenue attributable to NASCAR-sanctioned races held in March, April, May, June, August, and October. As a result, our business has been, and is expected to remain, highly seasonal. In 2002, our second and fourth quarters accounted for 59% of our total annual revenues and 76% of our total annual net income. In 2001, our second and fourth quarters accounted for 68% of our total annual revenues and 93% of our total annual net income. We sometimes produce minimal operating income or losses during our third quarter when we sponsor only one Winston Cup race weekend.

     The concentration of our racing events in any quarter and the growth in our operations with attendant increases in overhead expenses may tend to minimize operating income or increase operating losses in other future quarters. Also, race dates at our various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of our business.


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